                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          DEFLECTA-SHIELD CORPORATION

                                       BY

                        ZEPHYROS ACQUISITION CORPORATION

                           A WHOLLY-OWNED SUBSIDIARY
                                       OF

                       LUND INTERNATIONAL HOLDINGS, INC.

                                       AT

                              $16.00 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

     CITY TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 25, 1997 AMONG ZEPHYROS ACQUISITION CORPORATION, LUND INTERNATIONAL HOLDINGS, INC. AND DEFLECTA-SHIELD CORPORATION. THE BOARD OF DIRECTORS OF DEFLECTA-SHIELD CORPORATION HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    THE OFFER, AND THE OBLIGATION TO ACCEPT SHARES FOR PAYMENT, ARE CONDITIONED UPON ONLY (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SEE SECTION 14.

                                   IMPORTANT
    Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at the location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                            ------------------------
November 28, 1997

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       -----

INTRODUCTION
THE OFFER
1.         Terms of the Offer; Expiration Date....................................................................           3
2.         Acceptance for Payment and Payment for Shares..........................................................           5
3.         Procedure for Accepting the Offer and Tendering Shares.................................................           6
4.         Withdrawal Rights......................................................................................           8
5.         Certain Federal Income Tax Consequences................................................................           9
6.         Price Range of the Shares; Dividends...................................................................          10
7.         Effect of the Offer on the Market for the Shares; Exchange Listing; Exchange Act Registration; Margin
             Regulations..........................................................................................          10
8.         Certain Information Concerning the Company.............................................................          11
9.         Certain Information Concerning the Purchaser and the Parent............................................          13
10.        Financing of the Offer and the Merger..................................................................          16
11.        Background of the Offer; Contacts with the Company; Purpose of the Offer and the Merger; The Merger
             Agreement; The Stockholder Agreements; Certain Other Agreements......................................          17
12.        Plans for the Company After the Offer and the Merger; Other Matters....................................          32
13.        Dividends and Distributions............................................................................          36
14.        Conditions of the Offer................................................................................          36
15.        Certain Legal Matters..................................................................................          37
16.        Fees and Expenses......................................................................................          38
17.        Miscellaneous..........................................................................................          39

SCHEDULE I--Directors and Executive Officers of the Parent and the Purchaser.

TO THE HOLDERS OF COMMON STOCK OF
DEFLECTA-SHIELD CORPORATION:

                                  INTRODUCTION

    Zephyros Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lund International Holdings, Inc., a Delaware corporation (the "Parent"), hereby offers to purchase any and all issued and outstanding shares of common stock (the "Common Stock"), par value $.01 per share (the "Shares"), of Deflecta-Shield Corporation, a Delaware corporation (the "Company"), at a price of $16.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred by Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent") in connection with the Offer, and IBJ Schroder Bank & Trust Company, which is acting as the Depositary (the "Depositary") in connection with the Offer.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account all issued and outstanding shares of Common Stock and the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that, as of November 25, 1997, there were 4,800,000 shares of Common Stock issued and outstanding and 473,000 shares of Common Stock were reserved for issuance upon the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock. The Merger Agreement (as defined below)) provides, among other things, that the Company will not, without the prior written consent of the Parent, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing and giving effect to the exercise of all outstanding options and other rights, the Purchaser believes that the Minimum Condition will be satisfied if 2,636,501 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 25, 1997 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company, as the surviving corporation to the Merger, is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held in the treasury of the Company or owned by the Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of the Parent or of the Company, and other than Shares held by stockholders who properly perfect their appraisal rights under the DGCL (as defined below)) will be cancelled and extinguished and converted into the right to receive the Offer Price or any higher price per Share paid in the Offer (the "Merger Consideration"), in cash payable to the holder thereof without interest. Following the consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Merger Agreement is more fully described in
Section 11.

    As a condition and inducement to the Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, Mark C. Mamolen and Charles S. Meyer (collectively, the

"Stockholders"), the holders, as of the date hereof, of an aggregate of approximately 36.2% of the outstanding shares of Common Stock of the Company on a fully diluted basis, concurrently with the execution and delivery of the Merger Agreement, entered into Stockholder Agreements (the "Stockholder Agreements") with the Parent. Pursuant to the Stockholder Agreements, the Stockholders have agreed, among other things, to tender their Shares in the Offer. The Stockholder Agreements are more fully described in Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated November 25, 1997 (the "Fairness Opinion") to the effect that, as of such date and based upon and subject to certain matters stated therein, the $16.00 per Share cash consideration to be received by the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement is fair to such holders, from a financial point of view. The Fairness Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Wasserstein Perella, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed by the Company to its stockholders.

    The Merger Agreement provides that the initial scheduled Expiration Date (as defined below) of the Offer shall be 20 business days after the date the Offer is commenced (i.e., December 26, 1997), but that if all conditions to the Offer shall not have been satisfied or waived by such date, the Purchaser may extend the Expiration Date for a period of 30 business days, provided, that if at any scheduled Expiration Date, all conditions to the Offer have been satisfied other than the condition that (i) the Company shall not have breached in any material respect any material covenant or other agreement contained in the Merger Agreement, (ii) any representation or warranty of the Company made in the Merger Agreement which is qualified by a Material Adverse Effect (as defined in the Merger Agreement) standard shall not be true and correct at any time prior to expiration of the Offer as if made at such time or (iii) any other representation or warranty of the Company made in the Merger Agreement shall not be true and correct at any time prior to the expiration of the Offer as if made at such time, which failure to be true and correct would have a Material Adverse Effect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten business days of the receipt of written notice thereof, then, at the request of the Company, the Purchaser shall, and the Parent shall cause the Purchaser to, extend the Offer from time to time, subject to the right of the Purchaser and the Parent to terminate the Merger Agreement pursuant to the terms thereof.

    In addition, the Merger Agreement provides that the Purchaser shall, subject only to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under applicable law, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; PROVIDED, HOWEVER, that if, immediately prior to the initial expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the then outstanding shares of Common Stock, but not less than 70% of such shares of Common Stock, the Purchaser may extend the Offer on one or more occasions for an aggregate period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, PROVIDED, FURTHER, that if the Purchaser extends the Offer pursuant to the foregoing proviso, all conditions to the Offer (other than the Minimum Condition) shall be irrevocably waived and deemed satisfied in full. Notwithstanding anything in the foregoing to the contrary, the Purchaser may not extend the Offer if the failure of any condition was a result directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of the Parent or the Purchaser. Pursuant to the Merger Agreement, in addition to any other meaning attributed to it at law, the word "proximately" includes any event which is a substantial factor in causing the occurrence of another event. The Offer will not remain open following the time Shares are accepted for payment.

    The Merger Agreement further provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company, as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by the Parent pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. In furtherance thereof, the Company agreed to promptly increase the size of the Board of Directors or use its best efforts to secure the resignations of such number of incumbent directors as is necessary to enable the Parent's designees to be elected to the Board in accordance with the terms of the Merger Agreement, and the Board of Directors of the Company shall take all actions available to the Company to cause the Parent's designees to be so elected.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Sections 11 and
14. Under the Company's Bylaws and the General Corporation Law of the State of Delaware (the "DGCL"), the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company.

    Further, under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding shares of Common Stock of the Company, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, the Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding shares of Common Stock of the Company pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a longer period of time will be required to effect the Merger. See Sections 11 and 14.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1. Terms of the Offer; Expiration Date. Subject only to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, December 26, 1997, unless and until the Purchaser, the Parent or the Company, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and certain other conditions. See Section 14.

    The Merger Agreement provides that the Purchaser may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve the Parent or the Purchaser of its respective obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Without the prior written consent of the Company, which may be given or withheld in the sole and absolute discretion of the Company, neither the Parent nor the Purchaser shall (i) amend or waive the Minimum Condition; (ii) decrease the Offer Price; (iii) decrease the number of Shares sought; (iv) amend the Offer in any way other than to increase the Offer Price, including by means of adding any conditions to the Offer; (v) change the form of consideration payable in the Offer; or (vi) extend the expiration of the Offer (except as specifically provided below); PROVIDED, HOWEVER, that if on the initial scheduled Expiration Date, which is 20 business days after the date the Offer is commenced (i.e., December 26, 1997), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may extend the Expiration Date for a period of 30 business days; PROVIDED, FURTHER, that if at any scheduled Expiration Date all conditions to the Offer have been satisfied other than the condition that (i) the Company shall not have breached in any material respect any material covenant or other agreement contained in the Merger Agreement, (ii) any representation or warranty of the Company made in the Merger Agreement which is qualified by a Material Adverse Effect standard shall not be true and correct at any time prior to expiration of the Offer as if made at such time, or (iii) any other representation or warranty of the Company made in the Merger Agreement shall not be true and correct at any time prior to the Expiration Date as if made at such time, which failure to be true and correct would have a Material Adverse Effect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten business days of the receipt of written notice thereof, then, at the request of the Company, the Purchaser shall, and the Parent shall cause the Purchaser to, extend the Offer from time to time, subject to the right of the Purchaser and the Parent to terminate the Merger Agreement pursuant to the terms thereof. In addition, under the terms of the Merger Agreement, if, immediately prior to the initial Expiration Date, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the then outstanding shares of Common Stock, but not less than 70% of such shares of Common Stock, the Purchaser may extend the Offer on one or more occasions for an aggregate period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date, provided, further, that if the Purchaser extends the Offer pursuant to the foregoing proviso, all conditions to the Offer (other than the Minimum Condition) shall be irrevocably waived and deemed satisfied in full. Notwithstanding anything in the foregoing to the contrary, the Purchaser may not extend the Offer without the prior written consent of the Company which may be given or withheld in its sole and absolute discretion if the failure of any condition resulted directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of the Parent or the Purchaser.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Securities and Exchange Commission (the "Commission") has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 promulgated under the Exchange Act.

    Any extension, delay, termination, waiver or amendment relating to the Offer will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) promulgated under the Exchange Act, which requires that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The Parent shall cause the Purchaser to perform and comply timely with all of the Purchaser's obligations in or with respect to the Offer.

    2. Acceptance for Payment and Payment for Shares. Subject only to the conditions of the Offer, the Purchaser will accept for payment and will pay for, promptly after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Share Certificates") or a timely Book-Entry Confirmation (as defined below) of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment and purchased pursuant to the Offer for any reason, or if certificates representing shares of Common Stock (the "Share Certificates") are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to the Parent or to any affiliate of the Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. Procedure for Accepting the Offer and Tendering Shares.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation must be received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY

THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If Share Certificates are registered in the name of a person other than the person who or which signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the Share Certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Share Certificates, with the signature(s) on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Trading Days (as defined below) after the date of execution of such Notice of Guaranteed Delivery. A Trading Day is any day on which the National Association of Securities Dealers Automated Quotation System ("Nasdaq") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to such Shares), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE

PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    APPOINTMENT; OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and other securities or rights), including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and such other securities and rights) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and other related securities or rights), including voting rights with respect thereto at any meeting of stockholders.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its reasonable discretion. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    BACKUP WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of all payments made to tendering stockholders pursuant to the Offer. To prevent backup federal income tax withholding with respect to payments to tendering stockholders of the purchase price for Shares purchased pursuant to the Offer, each such tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

    4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 26, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law and permitted by the Merger Agreement.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its reasonable discretion. None of the Purchaser, the Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. Certain Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in the Shares sold. Such gain or loss, generally, will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the Shares disposed of were held by such stockholder for more than 18 months prior to the date of sale. The effective federal tax rate for individuals with respect to capital gains for individuals is 20% for assets held more than 18 months and 28% for assets held for not more than 18 months but more than 12 months.

    A holder of Shares who perfects such stockholder's appraisal rights under the DGCL probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis in his, her or its Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Ordinary income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

    THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY AND CONSTITUTES A GENERAL DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER OF THE COMPANY AND IS BASED ON THE PROVISIONS OF THE INTERNAL

REVENUE CODE OF 1986, AS AMENDED, TREASURY DEPARTMENT REGULATIONS ISSUED PURSUANT THERETO AND PUBLISHED RULINGS AND COURT DECISIONS IN EFFECT AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. SPECIAL TAX CONSEQUENCES NOT DESCRIBED HEREIN MAY BE APPLICABLE TO CERTAIN STOCKHOLDERS SUBJECT TO SPECIAL TAX TREATMENT (INCLUDING, BUT NOT LIMITED TO, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS OR BROKER DEALERS, FOREIGN STOCKHOLDERS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION). ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM AS A RESULT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

    6. Price Range of the Shares; Dividends. The shares of Common Stock of the Company are traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "TRUX". The following table sets forth, for each of the calendar quarters indicated, the high and low sales prices per share of Common Stock on the Nasdaq National Market based on published financial sources. The Company has not declared or paid cash dividends on its shares of Common Stock since the Company's inception.

                                                                                                      HIGH        LOW
                                                                                                    ---------  ---------
1995
    First Quarter.................................................................................  $  10 3/4  $   8 3/8
    Second Quarter................................................................................     11 1/2      7 3/4
    Third Quarter.................................................................................         10      6 3/4
    Fourth Quarter................................................................................      7 1/4      4 5/8
1996
    First Quarter.................................................................................  $   5 1/4  $   3 3/4
    Second Quarter................................................................................      6 3/8      4 1/4
    Third Quarter.................................................................................      7 7/8      5 1/4
    Fourth Quarter................................................................................      9 1/2          7
1997
    First Quarter.................................................................................  $  10 3/8  $   8 5/8
    Second Quarter................................................................................      9 1/2      8 1/4
    Third Quarter.................................................................................     10 3/8          8
    Fourth Quarter (through November 26, 1997)....................................................     15 7/8      8 3/8

    On November 25, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the last reported sales price per share of Common Stock on the Nasdaq National Market was $12.00. On November 26, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price per share of Common Stock on the Nasdaq National Market was $15.56. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Company currently intends to retain its earnings for use in its business and, therefore, does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. Any future determination to declare or pay cash dividends on the Company's Common Stock will be made by the Company's Board of Directors in light of factors deemed relevant by the Board, including, among others, the Company's then earnings, financial position, capital requirements and credit agreements. The Company's current credit facility prohibits the Company's declaration or payment of dividends on its Common Stock without the permission of the lender. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends on its Common Stock.

    7. Effect of the Offer on the Market for the Shares; Exchange Listing; Exchange Act Registration; Margin Regulations.

    MARKET FOR THE SHARES. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK LISTING. The Common Stock is listed on the Nasdaq National Market tier of the Nasdaq Stock Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the NASDAQ System. For continued listing, the NASD requires, at a minimum, that an issuer have (i) at least 500,000 publicly held shares held by at least 300 stockholders, with such shares having a market value of at least $4 million, (ii) net tangible assets (i.e., total assets (excluding goodwill) minus total liabilities) of at least $2 million or market capitalization of at least $35 million or net income (in its latest fiscal year or two of the last three fiscal years) of at least $500,000, and (iii) a minimum bid price of $1. If the NASDAQ System were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares, or whether future market prices would be greater or less than the Offer Price.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    If registration of the Shares is not terminated prior to the Merger, then the Parent intends to cause the Shares to be delisted from the Nasdaq Stock Market. Similarly, registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares presently are "margin securities," as such term is defined under the rules and regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer qualify as "margin securities."

    8. Certain Information Concerning the Company.

    INTRODUCTION. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including the selected financial information set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither the Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Parent or the Purchaser.

    General. Deflecta-Shield Corporation is a company with subsidiaries involved in the manufacture and marketing of accessories for light trucks and heavy trucks primarily in the United States. Deflecta-Shield Corporation conducts its business through its direct and indirect subsidiaries. The direct subsidiaries are Belmor Autotron Corp. and DFM Corp. The indirect subsidiaries are BAC Acquisition Co., Trailmaster Products, Inc. and Delta III, Inc., through which the Company acquired its Fibernetics-TM-, Trailmaster-Registered Trademark- and Delta III-TM- product lines, respectively. Deflecta-Shield Corporation and its direct and indirect subsidiaries are referred to herein collectively as the "Company."

    The Company is a leading manufacturer and marketer of accessories for light trucks (which include pick-up trucks, sport utility vehicles, mini-vans and other vans) and heavy trucks in the United States. Its product lines for light trucks include bug deflectors, which customize the relatively uniform look of light trucks and protect hoods and windshields from insects, stones and other road debris; fiberglass, aluminum, and ABS running boards; tool boxes; cab visors; and suspension kits and related accessories. In addition to its light truck accessories, the Company is the largest supplier in the United States of winterfronts, bug screens, bug deflectors and rock guards for heavy trucks. The Company also manufacturers and markets interior trim parts for heavy truck cabs.

    The Company sells its products under several brand names including Deflecta-Shield-Registered Trademark-, Streetmaster-TM-,
Trailmaster-Registered Trademark-, Delta III-TM-, Challenger-TM-, Fibernetics-TM- and Belmor Autotron-TM-, and also sells its products through private label/original equipment manufacturer ("OEM") lines. Its light truck accessories are sold through a nationwide distribution system incorporating automotive warehouse distributors, automotive specialty chain stores, OEMs, catalog companies and dealer expediters. In these respective categories, customers for light truck accessories include Reliable Automotive, Champion Auto Stores, Ford Motor Company ("Ford"), Chrysler Corporation, Warshawsky & Company (J.C. Whitney catalog) and Dulando Auto Screens. The Company's heavy truck products are sold through heavy truck dealers and directly to heavy truck manufacturers such as Ford, Freightliner, Kenworth, Navistar, Peterbilt, Volvo and Western Star.

    The Company is a corporation organized and existing under the laws of the State of Delaware having principal executive offices located at 1800 North 9th Street, Indianola, Iowa 50125; telephone no. (515) 961-6100. The Company was incorporated in October 1993.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1996 and 1995 (the "Forms 10-K") and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and 1996 (the "Forms 10-Q"). More comprehensive financial information is included in the Forms 10-K, the Forms 10-Q and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents, including the financial information (and any related notes) contained therein. Such reports and other documents, including the financial statements and related notes contained therein, may be inspected and copies may be obtained from the Commission in the manner set forth below.

                          DEFLECTA-SHIELD CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              NINE MONTHS
                                                                                 FISCAL YEAR ENDED               ENDED
                                                                                    DECEMBER 31,             SEPTEMBER 30,
                                                                             --------------------------     ----------------
                                                                              1996     1995      1994        1997     1996
                                                                             -------  -------  --------     -------  -------
                                                                                                              (UNAUDITED)
INCOME STATEMENT DATA:
  Net Sales................................................................  $72,338  $68,239  $ 60,586     $53,732  $54,743
  Operating Income.........................................................    7,452    4,348     8,031       4,952    5,548
  Net Income...............................................................    3,933    1,728     4,147       2,662    2,924
  Net Income per share.....................................................     0.82     0.36      0.90(1)     0.55     0.61
BALANCE SHEET DATA (AT END OF PERIOD):
  Total Assets.............................................................  $44,147  $45,410  $ 42,171     $48,862  $44,373
  Total Liabilities........................................................   15,604   20,799    19,289      17,657   16,838
  Stockholders' Equity.....................................................   28,543   24,610    22,882      31,205   27,535

------------------------

(1) Prior to January 27, 1994, the Company was organized as Belmor Manufacturing Limited Partnership, a Delaware limited partnership (the "Predecessor Partnership"). On January 27, 1994, the Company executed a Plan of Recapitalization whereby (i) certain non-corporate partners of the Predecessor Partnership contributed their interests in the Predecessor Partnership to Deflecta-Shield Corporation, and (ii) the Predecessor Partnership's corporate partners merged with and into Deflecta-Shield Corporation. Upon completion of the Plan of Recapitalization, the assets and liabilities of the Predecessor Partnership were owned and assumed by Deflecta-Shield Corporation. The Predecessor Partnership's historical carrying values for assets and liabilities carried over to Deflecta-Shield Corporation upon consummation of the Plan of Recapitalization. The Company issued 3,200,000 shares of Common Stock to the direct and indirect partners of the Predecessor Partnership effective January 27, 1994. The Plan of Recapitalization was consummated immediately prior to the public offering of 1,600,000 shares of Common Stock by Deflecta-Shield Corporation (the "Offering"). The net proceeds of the Offering of approximately $18.6 million were used to repay long-term debt (approximately $16.4 million) and other obligations and provide additional working capital. Net Income per share is presented on a pro forma basis giving effect to the aforementioned recapitalization and the Offering.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site that contains such materials. The address of the site is http://www.sec.gov. This information should also be available for inspection at the NASD, 1735 K Street, N.W., Washington, D.C. 20006.

    9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

    THE PURCHASER. The Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the

Purchaser are located at 911 Lund Boulevard, Anoka, Minnesota 55303; telephone no. (612) 576-4200. The Purchaser is a wholly-owned subsidiary of the Parent.

    Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

    THE PARENT. The Parent is a leading designer, manufacturer and marketer of a broad line of appearance accessories for new and used light trucks, including pickup trucks, sport utility vehicles, minivans and other vans. The Company's products allow consumers to customize the relatively uniform look of light trucks with stylish and functional accessories which are engineered and designed to give an original equipment look and fit. The Company currently has 34 product lines, each designed to fit a wide range of makes, models and years of light trucks. The Company's major product categories are:

    - External Visors, which give light trucks an aerodynamically-styled look while reducing glare;

    - Hood Shields/Bug Deflectors, which provide a distinctive look and protect hoods and windshields from insects, stones and road debris;

    - Running Boards, which provide an original equipment look, protect the rocker panels of a vehicle and assist in passenger entry and exit;

    - Tonneau Covers, which protect the bed of a pickup truck with a smooth stylish look; and

    - Other External Appearance Accessories, which include cab extenders, styling covers for taillights and headlights, tailgate protectors, fender extensions, custom grille inserts, rear window air deflectors, side window covers, wiper cowls, rear valances, cargo trays, floor mats and bumper covers.

    The Parent is a corporation organized and existing under the laws of the State of Delaware with principal offices located at 911 Lund Boulevard, Anoka, Minnesota 55303; telephone no: (612) 576-4200. The Parent was incorporated in 1965 and first engaged in its present business in 1974.

    MANAGEMENT OF THE PURCHASER AND THE PARENT. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth on Schedule I hereto.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Parent and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Parent's Annual Report on Form 10-K for the fiscal years ended June 30, 1997 and 1996 and the unaudited financial statements contained in the Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 and 1996. More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents, including the financial information (and any related notes) contained therein. Such reports and other documents, including the financial statements and related notes contained therein, may be inspected and copies may be obtained from the Commission in the same manner as set forth with respect to information about the Company set forth in Section 7.

                       LUND INTERNATIONAL HOLDINGS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                THREE
                                                                                 FISCAL YEAR ENDED           MONTHS ENDED
                                                                                     JUNE 30,               SEPTEMBER 30,
                                                                             -------------------------  ----------------------
                                                                              1997     1996     1995      1997          1996
                                                                             -------  -------  -------  --------       -------
                                                                                                             (UNAUDITED)
INCOME STATEMENT DATA:
  Net Sales................................................................  $43,305  $46,423  $47,384  $ 10,028       $10,406
  Operating Income (Loss)..................................................    2,766    6,797   10,278      (841)(1)       586
  Net Income (Loss)........................................................    2,196    4,622    6,980      (519)(1)       462
  Net Income (Loss) per share..............................................     0.50     1.05     1.58     (0.12)(1)      0.11
BALANCE SHEET DATA (AT END OF PERIOD):
  Total Assets.............................................................  $41,445  $40,320  $36,706  $ 40,841       $39,412
  Total Liabilities........................................................    8,592    9,813   11,202     8,450         8,377
  Stockholders' Equity.....................................................   32,853   30,507   25,504    32,391        31,035

------------------------

(1) Includes a $1,174 non-recurring charge on a pre-tax basis and $824 on an after-tax basis or $0.19 per share.

    OWNERSHIP OF SHARES AND CERTAIN TRANSACTIONS. With the exception of ten shares of the Company beneficially owned by the Parent, and as otherwise described in this Offer to Purchase, (i) none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and the Stockholders' Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, neither the Purchaser nor the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of the Company's executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contracts, negotiations or transactions between any of the Purchaser, the Parent, or any of their respective subsidiaries or, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    10. FINANCING OF THE OFFER AND THE MERGER.

    SUMMARY OF FINANCIAL DISCLOSURE. The Parent and the Purchaser estimate that the total amount of funds required by the Parent and the Purchaser to finance the purchase price of the Shares in the Offer and to finance and pay the fees and expenses associated with the Merger will be approximately $82 million. Of these funds, it is anticipated that approximately $30 million will be obtained from an equity contribution to the Parent to be made by an affiliate of the Parent, approximately $10 million will be contributed from the Parent's working capital and approximately $42 million will be financed pursuant to a credit facility (the "Tender Loan Facility") to be provided to the Purchaser by Heller Financial, Inc. ("Heller"). The terms of the Tender Loan Facility have not yet been finalized and are still being negotiated. Moreover, documentation evidencing the Tender Loan Facility has not yet been finalized. Accordingly, the following description of the Tender Loan Facility is preliminary and necessarily incomplete and the ultimate financing instruments might contain certain terms that are more or less onerous than those currently contemplated.

    The following table sets forth the approximate amounts, proposed sources and uses of funds necessary to consummate the Offer, the Merger and the related refinancing.

                                                                                  $ IN MILLIONS
                                                                                  -------------
SOURCES:
  Equity contribution to the Parent.............................................    $    30.0
  Working capital of the Parent.................................................         10.0
  Borrowings under the Tender Loan Facility.....................................         42.0
                                                                                        -----
      TOTAL.....................................................................    $    82.0
                                                                                        -----
                                                                                        -----
USES:
  Purchase Shares pursuant to the Offer.........................................    $    76.8
  Fees and expenses associated with the Merger..................................          5.2
                                                                                        -----
      TOTAL.....................................................................    $    82.0
                                                                                        -----
                                                                                        -----

    EQUITY CONTRIBUTION IN THE PARENT. Concurrently with the execution of the Merger Agreement, the Parent entered into an investment agreement with an affiliate pursuant to which, among the other things, the Parent agreed to issue and sell to such affiliate 874,400 shares of common stock of the Parent and 1,493,398 shares of Series A preferred stock of the Parent (the "Preferred Stock") for an aggregate purchase price of $30 million. Under certain circumstances, the Preferred Stock will convert to a newly created series of non-voting common stock of the Parent. The closing of this equity investment is conditioned upon, among other things, the consummation of the Offer.

    TENDER LOAN FACILITY. In connection with the Offer, the Purchaser has obtained a commitment from Heller to enter into the Tender Loan Facility. The Tender Loan Facility will be made available to the Purchaser to finance the purchase price of the Shares in the Offer and will mature upon the earlier to occur of the Merger or June 30, 1998. Amounts outstanding under the Tender Loan Facility will bear interest, at the Purchaser's option, of either: (i) a floating rate per annum equal to 1.50% in excess of the "base rate" (as defined) or (ii) a floating rate per annum equal to 2.75% in excess of the "Libor rate" (as defined). The obligations of the Purchaser under the Tender Loan Facility will be guaranteed by the Parent. As security for this guarantee, the Parent will grant Heller a first and perfected security interest in all of the capital stock of certain wholly-owned subsidiaries of the Parent, with the possible exception of Lund International FSC, Inc. In addition, the Purchaser will grant Heller a first and perfected security interest in 100% of the capital stock of the Company owned by the Purchaser. In no event, however, may the Purchaser borrow under the Tender Loan Facility more than 50% of the cost of acquired Shares insofar as the Purchaser has purchased less than 90% of the Shares of the Company.

    The Tender Loan Facility will contain certain restrictive covenants that impose limitations on, among other things, the granting of liens, the incurrence of debt, lease obligations, mergers and consolidations, sales, transfers or other dispositions of assets, dividends and other distributions to stockholders and changing the nature of the Purchaser's business. The Tender Loan Facility will also contain a covenant requiring the Purchaser to maintain a fixed charge coverage ratio of at least 1.0.

    Heller's commitment to provide the Tender Loan Facility is subject to the completion of documentation and, among other things, the absence of a material adverse change in the business, condition (financial or otherwise), operations or performance of either the Parent or the Company and their respective subsidiaries, taken as a whole, since September 30, 1997.

    The Company has also obtained a commitment from Heller to provide the Purchaser with an $87 million line of credit following the consummation of the Merger which would be available to the Purchaser for, among other things, refinancing the Tender Loan Facility.

    11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENTS; CERTAIN OTHER AGREEMENTS.

    The following description was prepared by the Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor the Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Parent or its representatives did not participate.

BACKGROUND OF THE OFFER.

    In May 1997, the Company, through LaSalle Capital Group, Inc., was approached by representatives of Mr. Allan Lund, the founder and then a principal stockholder of the Parent, in an effort to determine whether the Company would be interested in buying the shares of the Parent then held by Mr. Lund. The Company considered this offer and responded, through LaSalle Capital Group, Inc., that it was not interested in buying a minority position in the Parent, but might be interested in buying all of the stock of the Parent. When the Parent indicated that it was not interested in pursuing such a transaction, those discussions were terminated. In September 1997, the shares held by Mr. Lund were purchased by an affiliate of Harvest Partners, Inc., an equity investment firm ("Harvest").

    In early September 1997, representatives of the Parent contacted the Company concerning a possible purchase of the Company by the Parent. On September 26, 1997, the Parent indicated that it would be interested in discussing an acquisition of the Company at a price in the range of $13.00 per Share. Representatives of the Company indicated that, although the Company was not for sale, and although the Company was disappointed in the valuation of the Company indicated by the Parent, the Company might be interested in pursuing further discussions as to potential synergies in connection with a possible transaction.

    On September 29, 1997, representatives of the Company and Wasserstein Perella & Co., Inc., the Company's financial advisors ("Wasserstein Perella"), met to discuss strategic alternatives. On September 30, 1997, the Board of Directors of the Company met and authorized Mark C. Mamolen and Charles S. Meyer, two of its members, to act as representatives to enter into discussions on behalf of the Company with respect to the Parent's proposal.

    On October 14, 1997, representatives of the Company, Wasserstein Perella, the Parent and Harvest and their respective legal advisors, met in New York City to discuss a possible transaction between the Company and the Parent. On October 17, 1997, the Board of the Company met to discuss the status of the discussions. Between October 14, 1997 and October 24, 1997, discussions continued between representatives of the Company and representatives of the Parent and Harvest with respect to the potential synergistic value of a combination of the Company and the Parent, potential allocation of such synergy values and resulting valuation with respect to possible transactions. On October 24, 1997, the Parent indicated that its valuation of the Company for purposes of a transaction, taking account of potential synergies, had increased to $16.00 per Share, subject to completion of due diligence and acceptable legal documentation.

    On October 27, 1997, representatives of the Company, the Parent and Harvest, including counsel and Wasserstein Perella, met to continue discussions with respect to the proposed transaction, possible conditions and due diligence schedules. On October 29, 1997, representatives of the Company, the Parent and Harvest, including counsel and Wasserstein Perella, conducted a conference call to advise a limited group of executive officers of the Company and the Parent of the existence of negotiations and to discuss the due diligence process.

    On October 31, 1997, the Company, the Parent and Harvest entered into the Confidentiality Agreement (as defined below). Also on October 31, 1997, representatives of the Company, the Parent and Harvest, including the Parent's accountants, met in Chicago with respect to the Parent's due diligence investigation with respect to the Company.

    During the weeks of November 3 and 10, 1997, due diligence meetings and conference calls were conducted on an almost daily basis. During the week of November 3, 1997, such due diligence activities included site visits by representatives of the Company, the Parent and one of the Parent's potential financing sources. On November 5, 1997, representatives of the Company and the Parent met to discuss the status of the due diligence process. On November 7, 1997, the Board of Directors of the Company met to discuss the progress of the proposed transaction.

    On November 6, 1997, counsel to the Parent provided an initial draft of the Merger Agreement. Throughout the next several weeks, extensive negotiations were conducted with respect to the Merger Agreement and drafts were exchanged. The Board of Directors of the Company met and held extensive discussions on November 19, 1997, and November 20, 1997, at which meetings the Board considered presentations from, and reviewed the terms and conditions of the then current draft of the Merger Agreement with, among others, senior executive officers of the Company, the Company's legal counsel and Wasserstein Perella.

    Negotiations continued through November 25, 1997, on which date the parties reached an agreement with respect to the Merger Agreement. Accordingly, on November 25, 1997, the Board of Directors of the Company met to consider the terms of the proposed transaction. Wasserstein Perella made a presentation to the Board of the Company and delivered its opinion as to the fairness, from a financial point of view, of the $16.00 cash consideration to be paid in the Offer and the Merger to the holders of the outstanding Shares. The Board of Directors of the Company then unanimously approved and adopted the Merger Agreement and approved the transactions contemplated thereby. That evening, the parties executed the Merger Agreement. The parties announced the transaction the next morning, pursuant to a press release, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 of the Parent and the Purchaser (the "Schedule 14D-1").

    Concurrently with the execution of the Merger Agreement, the Stockholders executed the Stockholder Agreements with the Parent.

    On November 28, 1997, the Purchaser and the Parent commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER

    The purpose of the Offer, the Merger and the Merger Agreement is for the Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is for the Parent to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by the Parent of all outstanding Shares.

    If the Merger is consummated, the Parent's common equity interest in the Company would increase to 100% and the Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, the Parent will also bear the risk of any losses incurred in the operation of the Company after the Merger and any decrease in the value of the Company.

    Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in the Company's earnings and any future growth. If the Merger is consummated, stockholders will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under the DGCL. See Section
12. Similarly, stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

    The primary benefits of the Offer and the Merger to stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 33.3% over the closing market price for shares of the Common Stock on the last full trading day prior to the public announcement that the Company, the Parent and the Purchaser had executed the Merger Agreement and a 70.7% premium over the market price of the Shares on August 29, 1997 (prior to the day negotiations commenced between the Company and the Parent with respect to the Offer and the Merger).

THE MERGER AGREEMENT

    As of November 25, 1997, the Parent, the Purchaser and the Company entered into the Merger Agreement, pursuant to which the Purchaser has agreed to make the Offer. The following description of the Merger Agreement does not purport to be complete and is qualified by reference to the text of the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the Expiration Date and not withdrawn are subject only to the Minimum Condition and the other conditions set forth in Annex I to the Merger Agreement. See Section 14. The Merger Agreement further provides that without the prior written consent of the Company, which may be given or withheld in its sole and absolute discretion, neither the Parent nor the Purchaser will (i) amend or waive the Minimum Condition; (ii) decrease the Offer Price; (iii) decrease the number of Shares sought; (iv) amend the Offer in any way other than to increase the Offer Price, including by means of adding any conditions to the Offer; (v) change the form of consideration payable in the Offer; or (vi) extend the expiration of the Offer (except as provided below); PROVIDED, HOWEVER, that, subject to the termination rights set forth in the Merger Agreement, if on the initial scheduled expiration date of the Offer, which will be 20 business days after the date the Offer is commenced (i.e., December 26, 1997), all conditions to the Offer shall not have been satisfied or waived at such time, the Purchaser may extend the expiration date of the Offer for a period of 30 business days; and PROVIDED, FURTHER, that if at any scheduled Expiration Date of the Offer, the condition set forth in paragraph (d) of Annex I to the Merger Agreement shall not have been satisfied but all of the other conditions set forth on such Annex I shall then have been satisfied, then, at the request of the Company, the Purchaser will, and the Parent will cause the Purchaser to, extend the Offer from time to time, subject to the right of the Purchaser and the Parent to terminate the Merger Agreement pursuant to Section
8.1 thereof. The Purchaser will, and the Parent will cause the Purchaser to, subject only to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered as soon as it is legally permitted to do so under applicable law; PROVIDED, HOWEVER, that if, immediately prior to the initial Expiration Date of the Offer in accordance with the foregoing, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the then outstanding Shares, but not less than 70% of such Shares, the Purchaser may extend the Offer on one or more occasions for an aggregate period not to exceed ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; PROVIDED, FURTHER, that if the Purchaser extends the Offer pursuant to the foregoing proviso, all conditions set forth on Annex I to the Merger Agreement will be irrevocably waived and deemed satisfied in full. Notwithstanding anything to the contrary contained in this paragraph, the Purchaser may not extend the Offer without the prior written consent of the Company which may be given or withheld in its sole and absolute discretion, if the failure of any condition was a result directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of the Purchaser or the Parent.

    DESIGNATION OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase of Shares by the Purchaser pursuant to the Offer which when added to any other Shares beneficially owned by the Parent, the Purchaser and their affiliates, represent at least a majority of the Shares on a fully diluted basis, and from time to time thereafter as Shares are acquired by the Purchaser, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board of Directors (giving effect to the directors designated by the Parent pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. In furtherance thereof, the Company has agreed to increase promptly the size of the Board of Directors or use its best efforts to secure the resignations of such number of its incumbent directors as is necessary to enable the Parent's designees to be elected to the Board of Directors in accordance with the terms of the Merger Agreement, and the Board of Directors has agreed to take all actions available to the Company to cause the Parent's designees to be so elected as provided in the Merger Agreement. The Parent and the Purchaser have agreed not to seek any greater representation on the Board of Directors of the Company prior to the Effective Time.

    The Company's obligation to appoint the Parent's designees to the Board of Directors of the Company is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Pursuant to the Merger Agreement, the Company promptly shall take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill the foregoing obligations. In addition, in the event that the Parent's designees are elected to the Company's Board of Directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Independent Directors of the Company shall be required to (i) amend or terminate the Merger Agreement on behalf of the Company, (ii) amend the Amended and Restated Certificate of Incorporation or By-Laws of the Company, (iii) waive any condition to the obligations of the Company under the Merger Agreement or exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement or grant any consents or provide any agreements of the Company under the Merger Agreement, (iv) extend the time for performance of the Purchaser's or the Parent's obligations or other acts under the Merger Agreement, (v) approve any other action by the Company which would adversely affect the rights of the stockholders of the Company under the or contemplated by the Merger Agreement, or (vi) take any other action by the Company under or in connection with the Merger Agreement required to be taken by the Board of Directors of the Company (provided that if no Independent Directors are members of the Board of Directors, no such action may be taken).

    THE MERGER. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company, the separate corporate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation. The Merger will become effective at the time of filing with the Secretary of State of the State of Delaware of a Certificate of Merger, or at such later time as may be specified in the Certificate of Merger (the "Effective Time"). The parties expect to file the Certificate of Merger as soon as practicable following the closing of the Merger, which will take place not later than the second business day after the conditions to the parties' obligation to effect the Merger have been satisfied or waived, unless another date is otherwise agreed.

    Each Share issued and outstanding immediately before the Effective Time (other than Shares with respect to which appraisal rights have been properly exercised and perfected and Canceled Shares (as defined below) will be converted into the right to receive the Offer Price in cash. Each Share held in the treasury of the Company and each Share owned by the Parent, the Purchaser or any direct or indirect wholly-owned subsidiary of the Parent or the Purchaser immediately prior to the Effective Time (collectively, the "Canceled Shares"), will be canceled and extinguished and no payment or other consideration will be made with respect thereto. Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of Common Stock of the Surviving Corporation.

    The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Purchaser will be the Certificate of Incorporation and By-laws of the Surviving Corporation following the Effective Time. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

    RECOMMENDATION. The Company represents in the Merger Agreement that the Board of Directors of the Company has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Offer, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) duly authorized and approved the Merger Agreement and approved the Merger and the other transactions contemplated thereby (including, but not limited to, the Offer), and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and to the extent required by applicable law, authorize and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company has agreed to file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 containing the aforementioned recommendations and to mail such Schedule 14D-9 to the stockholders of the Company contemporaneous with the commencement of the Offer.

    The Merger Agreement provides that except as set forth therein and as may be inconsistent with the fiduciary duties of the Board of Directors or any applicable law (including, without limitation, the Exchange Act and the rules promulgated thereunder), neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal (as defined below), or (iii) enter into any agreement with respect to any Takeover Proposal.

    STOCK OPTIONS. At or immediately prior to the Effective Time, each then outstanding option to purchase Shares (the "Options") granted under the Company's 1993 Stock Option Plan, its 1996 Stock Option Plan and any other stock-based incentive plan or arrangement of the Company (collectively, the "Stock Plans"), whether or not then exercisable or vested, will be canceled and the Company will purchase options to purchase 100,000 Shares issued in connection with the acquisition by the Company of Trailmaster Products, Inc. (the "Trailmaster Options") upon delivery by the holders thereof of certificates or other documents representing the Trailmaster Options or reasonable representations or indemnities of such holders reasonably acceptable to the Company with respect thereto in connection with such purchase. In consideration of such cancellation and purchase, the holders of such Options and Trailmaster Options shall receive for each Share subject to such Option or Trailmaster Option an amount (subject to any applicable withholding tax) in cash equal to the product of (i) the excess, if any, of the Offer Price over the per Share exercise price of such Option or Trailmaster Option and (ii) the number of Shares subject to such Option or Trailmaster Option.

    INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that prior to the acceptance for payment of Shares or, if the Company fails to comply with the obligations under Section 1.3 of the Merger Agreement, the time the designees of the Parent have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to
Section 1.3 of the Merger Agreement, without the prior written approval of the Parent and except as otherwise contemplated or permitted by the Merger
Agreement: (a) the business of the Company and its Subsidiaries will be conducted only in the ordinary and usual course and each of the Company and its Subsidiaries will, subject to the other restrictions contained in the Merger Agreement, use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business associates; (b) the Company will not, directly or indirectly, (i) except upon exercise of the Options or other rights to purchase Shares outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it; (ii) amend its or any of its Subsidiaries' Certificate of the Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company; (c) other than the payment of dividends or other distribution by Subsidiaries to the Company or to other Subsidiaries, neither the Company nor any of its Subsidiaries will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), capital stock of any class of the Company or its Subsidiaries other than Shares reserved for issuance on the date of the Merger Agreement, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options or Trailmaster Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (d) neither the Company nor any of its Subsidiaries will make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or to Persons providing management services, enter into or amend any employment, severance, consulting, termination or other employment-related agreement, arrangement or Benefit Plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise, in each case except for changes, agreements, amendments or loans made in the ordinary course of business consistent with past practice; (e) except (i) pursuant to Benefit Plans, agreements or arrangements existing at the date of the Merger Agreement or as disclosed in the schedules thereto, or made in the ordinary course of business consistent with past practice, (ii) as required by any law, rule or regulation of any Governmental Entity, (iii) as disclosed in the schedules to the Merger Agreement, (iv) accruals required by GAAP, and (v) pursuant to Section 2.4 of the Merger Agreement, neither the Company nor any of its Subsidiaries will pay or make, or amend or agree to amend any Benefit Plan, agreement or arrangement existing at the date of the Merger Agreement to provide for any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing Benefit Plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right or other stock based incentive, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; (f) the Company will not modify, amend or terminate any of the material Company Agreements or waive, release or assign any material rights on claims, except in the ordinary course of business; (g) neither the Company nor any of its Subsidiaries will cancel or terminate any material insurance policy naming it as a beneficiary or loss payable payee without notice to the Parent; (h) neither the Company nor any of its Subsidiaries will (i) incur or assume any long-term debt, or any short-term indebtedness, in each case, for borrowed money except in the ordinary course of business under lines of credit in existence on the date of the Merger Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person (other than, with respect to (x) the Company, any Subsidiary or (y) any Subsidiary, the Company or any other Subsidiary) except in the ordinary course of business or make any loans, advances or capital contributions to, or investments in, any other Person (other than, with respect to (x) the Company, any Subsidiary of (y) any Subsidiary, the Company or any other Subsidiary), except for any such matter undertaken in the ordinary course of business consistent with past practice; or (iii) make any commitments for, or make or authorize any, capital expenditures other than in amounts less than $50,000 individually and $500,000 in the aggregate other than as disclosed in the schedules to the Merger Agreement or the SEC Documents; (i) neither the Company nor any of its Subsidiaries will (i) change any of the accounting methods used by it unless required by GAAP or (ii) except as required by applicable law, make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method unless required by applicable law, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; (j) neither the Company nor any or its Subsidiaries will pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business or any such payment, discharge or satisfaction that the Company or any of its Subsidiaries is required to make by any law, rule or regulation of any Government Entity or by any contractual obligation not prohibited by the Merger Agreement; (k) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); (l) neither the Company nor any of its Subsidiaries will knowingly take, or agree to commit to take, any action that would result in any of the conditions to the Offer set forth in Annex I to the Merger Agreement not being satisfied, or that would give rise to a right of termination of the Merger Agreement for the Parent or the Purchaser pursuant to the Merger Agreement; (m) the Company will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize any of the foregoing; and (n) except to the extent disclosed in the Schedules to the Merger Agreement, neither the Company nor any of its Subsidiaries will (i) effect a plant closing or mass layoff affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary without the prior written consent of the Parent or
(ii) terminate more than 49 employees within a site of employment or facility of the Company or any Subsidiary or operating unit within a site of employment or facility or operating unit of the Company or any Subsidiary without providing prior written notice to the Parent.

    TAKEOVER PROPOSALS. Pursuant to the Merger Agreement, the Company has agreed that it will immediately cease and cause to be terminated any existing discussions or negotiations, if any, with any Person conducted prior to the date of the Merger Agreement with respect to any possibility or consideration of making a Takeover Proposal. The Company has agreed to notify the Parent promptly in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, its Subsidiaries or any of their officers, directors, employees, investment bankers, attorneys, accountants or other agents, in each case in connection with any Takeover Proposal, including, in connection with such notice, a reasonable summary of the terms and conditions of any proposals or offers and the identity of the Person making such proposal or offer, unless such notice would violate the terms of any confidentiality or similar agreement binding on the Company existing at the date of the Merger Agreement or, in addition, with respect to the identity of such Person, except to the extent that the Board of Directors is advised by outside legal counsel that identifying such Person may be inconsistent with its fiduciary duties; PROVIDED, HOWEVER, that such notice will only be required to be given with respect to any of the foregoing directed to an officer or an employee of the Company or any of its Subsidiaries following such time as an executive officer or director of the Company shall have actual knowledge thereof. Except to the extent that the following may be inconsistent with the fiduciary duties of the Board of Directors of the Company or violate, or subject the Board of Directors of the Company or the Company to liability under, applicable law, in each case as advised by outside legal counsel, the Company agrees that it will keep the Parent informed promptly of any developments in the status and terms of any Takeover Proposal, unless such notice would violate the terms of any confidentiality or similar agreement binding on the Company existing at the date of the Merger Agreement. "Takeover Proposal" means any tender or exchange offer involving more than 35% of the Shares, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner more than 35% of the Shares or a substantial portion of the business or assets of the Company (other than (i) immaterial or insubstantial assets; (ii) inventory in the ordinary course of business; (iii) assets held for sale; or (iv) other assets sold or to be sold in the ordinary course of business), or any proposal or offer with respect to any recapitalization or restructuring with respect to the Company.

    NO SOLICITATION. In the Merger Agreement, the Company has agreed that it will not, nor will it authorize or permit its officers, directors, investment bankers, attorneys, accountants, employees and other agents to, directly or indirectly; (i) initiate or solicit any offer or proposal which constitutes any Takeover Proposal; (ii) in the event of an unsolicited Takeover Proposal for the Company, engage in negotiations or discussions with, or provide any information to, any Person (other than the Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to or in connection with any Takeover Proposal; or (iii) enter into any agreement with respect to any Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in the Merger Agreement prohibits the Company or the Company's Board of Directors or any of its or their representatives from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as the Board of Directors may determine in good faith is required under applicable law after advice from outside legal counsel.

    Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person pursuant to a customary confidentiality agreement (provided that if any such confidentiality agreement contains terms or provisions more favorable to such Person than the terms or provisions with respect to the Parent and the Purchaser pursuant to the Confidentiality Agreement (as hereinafter defined), then any confidentiality terms of the Merger Agreement and of the Confidentiality Agreement shall be deemed amended (without further action of the parties thereto), to conform to such terms and provisions) and may discuss and negotiate and participate in discussions and negotiations with such Person concerning a Takeover Proposal if
(x) such entity or group has made an inquiry or proposal unsolicited after the date of the Merger Agreement relating to any such transaction and the Board of Directors of the Company determines in good faith, after receiving advice from Wasserstein Perella or another nationally recognized investment banking firm, that to do so could lead to a Superior Proposal (as defined below) or (y) in the good faith judgment of the Board of Directors of the Company, after receiving advice from outside legal counsel to the Company, the failure to provide such information or to engage in such discussions or negotiations would be inconsistent with the fiduciary obligations of the Board of Directors to the Company's stockholders or otherwise be inconsistent with applicable law. A "Superior Proposal" means any Takeover Proposal which the Board of Directors of the Company determines, in good faith after consultation with its financial advisor, is on terms more favorable to the stockholders of the Company than the Offer and the Merger pursuant to the Merger Agreement. In making its determination whether a Takeover Proposal constitutes a Superior Proposal pursuant to the preceding sentence, the Board of Directors shall take into account (x) the extent to which financing for such Takeover Proposal is required and, to the extent required, whether firm written commitments with respect to such financing have been provided to the Company and, based upon the advice of Wasserstein Perella or any other financial adviser selected by the Company, the extent to which the third party making such Takeover Proposals is financially capable of obtaining such required financing and (y) whether such Takeover Proposal has a reasonable prospect of being consummated prior to June 30, 1998. The Company has agreed promptly, and in any event within one business day following any determination by the Board of Directors that a Takeover Proposal (or any amendment thereto) is a Superior Proposal, to notify the Parent in writing (the "Notice of Superior Proposal") of such determination of the same, which notice shall include the identity of the bidder and a reasonable summary of the terms and conditions of the Superior Proposal or, if a Superior Proposal is amended, the terms and conditions as so amended. If the Parent does not, within five business days after the Parent's receipt of a Notice of Superior Proposal or of such notice with respect to any amended proposal (or, if earlier, prior to two business days before the expiration of the Offer), make an irrevocable written offer or enter into a definitive written agreement amending the Merger Agreement to provide for a transaction which the Board of Directors has determined in its good faith judgment (based on the advice of Wasserstein Perella or another nationally recognized investment banking firm) to be more favorable to the Company's stockholders than the Superior Proposal, the Company, by action of its Board of Directors, may terminate the Merger Agreement and enter into an agreement with respect to a Superior Proposal.

    Except as set forth above and as may be inconsistent with the fiduciary duties of the Board of Directors or any applicable law (including, without limitation, the Exchange Act and the rules promulgated thereunder), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

    COMPANY STOCKHOLDERS' MEETING. If required by applicable law to consummate the Merger, the Company has agreed to: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts, subject to the terms of the Merger Agreement, to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with the Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with the Parent and its outside legal counsel, and to obtain the necessary approvals of the Merger and the Merger Agreement by its stockholders; and (iii) subject to the terms of the Merger Agreement and fiduciary obligations under applicable laws as advised by counsel, include in the Proxy Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

    The Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. However, in the event that the Parent, the Purchaser and any other subsidiaries of the Parent shall acquire in the aggregate at least 90% of the then outstanding Shares, pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS; LIABILITY INSURANCE. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any of the present or former officers, directors, employees and agents (the "Indemnified Person(s)") of the Company or any of its Subsidiaries is, or is threatened to be, made a party by reason of the fact that he or she is or was, at or prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was, at or prior to the Effective Time, serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or any of its Subsidiaries, whether such claim arises before or after the Effective Time, the Parent and the Surviving Corporation each have agreed to indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Person(s) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation (including, without limitation, any of the foregoing arising out of or related to the Merger Agreement and/ or any of the transactions contemplated by the Merger Agreement). Pursuant to the Merger Agreement, any Indemnified Person(s) wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Parent and the Surviving Corporation thereof (but the failure so to notify the Parent and the Surviving Corporation shall not relieve the Parent or the Surviving Corporation from any liability which they may have under the Merger Agreement except to the extent such failure materially prejudices the Parent or the Surviving Corporation). The right to indemnification under the Merger Agreement includes the right to receive reimbursement of reasonable expenses incurred in connection therewith, upon (i) written request by the Indemnified Person(s) accompanied by a copy of bills, invoices or other documentation of such expenses and (ii) receipt of an undertaking by the Indemnified Person(s) to repay any such amounts if it shall ultimately be determined that such Person is not entitled to be indemnified as provided therein.

    The Merger Agreement further provides that until the Effective Time, the Company will keep in effect Articles Tenth and Eleventh of its Certificate of Incorporation and Section 6.7 of its By-Laws, and thereafter for a period of six years the Surviving Corporation shall keep in effect in its Certificate of Incorporation provisions which provide for indemnification and exculpation of the Indemnified Person(s) to the extent provided by Articles Tenth and Eleventh of the Company's Certificate of Incorporation on the date of the Merger Agreement.

    The Merger Agreement also provides that the Parent or the Surviving Corporation shall maintain the Company's and its Subsidiaries' existing officers' and directors' liability insurance (the "D&O Insurance") for a period of six years after the Effective Time; PROVIDED, HOWEVER, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers (but without creating any gaps in coverage); PROVIDED, FURTHER, that in no event shall the Parent or the Surviving Corporation be required to pay aggregate premiums for insurance pursuant to the Merger Agreement in excess of 200% of the aggregate premiums paid by the Company in 1997 (the "1997 Premium"); and PROVIDED, FURTHER, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by the Merger Agreement for such aggregate premium, the Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 200% of the 1997 Premium.

    The Merger Agreement provides further that in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Parent and the Surviving Corporation will have the right to assume the defense thereof and the Parent and the Surviving Corporation will not be liable to any such Indemnified Person(s) for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Person(s) in connection with the defense thereof, (ii) the Parent and the Surviving Corporation will vigorously prosecute the defense of any such matter,
(iii) the Indemnified Person(s) will cooperate in all respects as reasonably requested by the Parent and the Surviving Corporation in the defense of any such matter, (iv) the Parent and Surviving Corporation will not be liable for any settlement effected without their prior consent (which consent shall not be unreasonably withheld), and (v) the Parent and the Surviving Corporation will not settle any claim the defense of which has been assumed by the Parent and the Surviving Corporation pursuant to the Merger

Agreement without the prior written consent of the Indemnified Person(s) (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, if the Parent or the Surviving Corporation does not assume the defense of any claim, action, suit, proceeding or investigation pursuant to the Merger Agreement within a reasonable period of time from the receipt of notice of such claim, the Indemnified Person(s) as a group with respect to the same claim shall be entitled to retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more Indemnified Person(s), or any similar impediment to the joint representation of multiple Indemnified Person(s) by a single law firm; PROVIDED, FURTHER, that the Parent and the Surviving Corporation shall have no obligation under the Merger Agreement to any Indemnified Person(s) when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Person(s) in the manner contemplated thereby is prohibited by applicable law.

    In the Merger Agreement, the Parent, the Purchaser, the Company and the Surviving Corporation have expressly acknowledged the provisions of Articles Tenth and Eleventh of the Company's Certificate of Incorporation and Section 6.7 of the Company's By-Laws, as in effect on the date of the Merger Agreement, and have agreed, from and after the Expiration Date, to honor in accordance with their terms all such obligations and further acknowledged that said obligations (along with the indemnification and like obligations in the Certificate of Incorporation and By-Laws of the Surviving Corporation) constitute, to the extent set forth therein, a contract between the Company or the Surviving Corporation, as the case may be, on the one hand, and the Person entitled to the benefits thereof (in accordance therewith), on the other hand, creating binding obligations on the part of the Company and binding rights on the part of any Person entitled to the benefit thereof (in accordance therewith).

    EMPLOYEE BENEFITS. The Merger Agreement provides that on and after the Effective Time, directors, officers and employees of the Company and its Subsidiaries will be provided employee benefits, plans and programs which are no less favorable in the aggregate than those generally available to similarly situated directors, officers and employees of the Parent and its significant subsidiaries. For purposes of eligibility to participate and vesting, waiting periods, pre-existing conditions, limitations and all other purposes (but not benefit accrual attributable to the period before the Effective Time) in all benefits provided to directors, officers and employees, the directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. Nothing in the Merger Agreement, however, shall be construed as restricting the ability of the Parent and the Surviving Corporation and its Subsidiaries to establish such types and levels of compensation and benefits or to modify or terminate such compensation or benefits as they determine to be appropriate from time to time. The Parent and the Surviving Corporation have jointly and severally agreed that the Surviving Corporation will (i) credit directors, officers and employees of the Company and its Subsidiaries with any amounts paid by such persons toward applicable deductible amounts and copayment and deductible maximums for the calendar year under the medical and dental plans of the Company and its Subsidiaries prior to the transition to any new medical or dental program toward satisfaction of the applicable deductible amounts and copayment and deductible maximums under any such new medical or dental program that covers such directors, officers and employees; (ii) cause all benefits of directors, officers and employees under Benefit Plans vested and accrued, prior to the Effective Time to be provided to such directors, officers and employees in accordance with the terms of such Benefit Plans as in effect on the date of the Merger Agreement; and (iii) become the "Employer" under the Deflecta-Shield Corporation Employee Profit Sharing and 401(k) Plan.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to, among other things, organization and qualification, capitalization, subsidiaries, authorization, Commission documents, conflicts, financial statements, undisclosed liabilities, absence of certain changes or events, tax matters, litigation, ERISA compliance, environmental matters, real property and leased property, change of control payments, takeover restrictions, intellectual property, contracts, compliance with laws, insurance coverage, personnel, labor relations, customers, brokers and finders and the opinion of Wasserstein Perella. The Parent and the Purchaser have represented as to, among other things, organization and power, authorization, conflicts, consents and approvals, financing of the Offer and the Merger, Hart-Scott-Rodino filing matters and finder's fees.

    CONDITIONS TO THE MERGER. The obligations of each of the Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, the Parent or the Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by the DGCL; (ii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there will be no order or injunction of a court of competent jurisdiction in effect which prohibits consummation of the Merger; PROVIDED, HOWEVER, that each of the Parent, the Purchaser and the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered; and (iii) the Purchaser shall have made, or caused to be made, the Offer and shall have accepted for payment the Shares tendered pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of the Parent and the Purchaser to effect the Merger if the Purchaser fails to announce and make the Offer or accept for payment Shares tendered pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement. Further, the Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and, subject to the terms of the Merger Agreement, may terminate the Offer if (i) by the Expiration Date of the Offer, the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of the Merger Agreement, and prior to the time for acceptance for payment for any such Shares, any of the events set forth on Annex I to the Merger Agreement shall occur and remain in effect other than as a result directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of the Purchaser or the Parent.

    TERMINATION. The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time before the Effective Time, whether before or after stockholder approval: (i) by mutual written consent of the Parent and the Company, in each case acting through its Board of Directors; or (ii) (a) by the Parent if the Offer shall have expired or been terminated in accordance with its terms without any Shares being purchased thereunder by the Purchaser, but only as a result of the occurrence of any of the events set forth on Annex I to the Merger Agreement that shall not have resulted directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant by the Purchaser or the Parent; or (b) by the Company if any of the events specified in paragraph (a) of Annex I to the Merger Agreement occurs prior to the Purchaser's acceptance for payment of the Shares in the Offer; or (iii) by either the Parent or the Company if a U.S. Court shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the Offer and/or the Merger and such order, decree, ruling or other action shall have become final and nonappealable and shall not have resulted directly or proximately, from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant by the Purchaser or Parent; or (iv) by the Parent if, without any material breach by the Parent or the Purchaser of its representations, warranties or obligations under the Merger Agreement or the Offer, the purchase of Shares pursuant to the Offer shall not have occurred on or before June 30, 1998; or (v) by the Company if, without any material breach by the Company of its representations, warranties or obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before June 30, 1998; or (vi) by the Company (a) if the Parent or the Purchaser shall have breached in any material respect any material covenant or other agreement contained in the Merger Agreement or if any representation or warranty of the Parent or the Purchaser made in the Merger Agreement shall fail to be true and correct as if made at such time in any material respect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten business days of the receipt of written notice thereof; or (b) to allow the Company to enter into an agreement in accordance with the Merger Agreement with respect to a Superior Proposal; or (vii) by the Parent, if prior to the time the Purchaser is required to accept Shares for payment in the Offer, (a) the Company shall have breached in any material respect any material covenant or other agreement contained in the Merger Agreement or (b) any representation or warranty of the Company made in the Merger Agreement which is qualified as to Material Adverse Effect shall not be true and correct when made or as if made at such time or (c) any other representation or warranty of the Company made in the Merger Agreement shall not be true and correct when made or as if made at such time, which failure to be true and correct would have a Material Adverse Effect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten business days of the receipt of written notice thereof; or (viii) by the Parent, at any time prior to the time the Purchaser is required to accept Shares for payment in the Offer, (a) if the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement or (b) the Company shall have entered into, or shall have publicly announced its intention to enter into, a definitive written agreement or written agreement in principle providing for a Takeover Proposal.

    TERMINATION FEE AND EXPENSES. In the event of termination of the Merger Agreement as provided for in Section 8.1 of the Merger Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such terminations is made. In the event of termination of the Merger Agreement by either the Company, on one hand, or the Parent and the Purchaser on the other hand, as provided in
Section 8.1 of the Merger Agreement, except as provided in Sections 8.2 (d) and
(e) thereof, the Merger Agreement shall forthwith become null and void and there shall be no liability on the part of the Parent, the Purchaser or the Company, except (i) as set forth in Section 8.2(c) of the Merger Agreement and (ii) nothing therein shall relieve the Parent or the Purchaser from liability for any breach of the Merger Agreement, other than an immaterial breach, and nothing therein shall relieve the Company from liability for any willful and material breach of the Merger Agreement.

    The Merger Agreement provides further that if the Parent terminates the Merger Agreement pursuant to Section 8.1(g) thereof, then the Company will pay to the Parent an amount, not in excess of $1,000,000, equal to the Purchaser's actual and reasonably documented out-of-pocket expenses (including without limitation, fees payable to all banks, investment banking firms and other financial institutions and their respective counsel, and all fees of counsel, accountants, financial printers, experts and consultants to the Parent, but specifically excluding any fees payable to Harvest (the "Expense Reimbursement Amount")) incurred by the Parent and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby. Moreover, if (i) the Parent terminates the Merger Agreement pursuant to Section 8.1(h) thereof or (ii) the Company terminates the Merger Agreement pursuant to Section 8.1(f)(ii) thereof, then the Company will pay to the Parent a termination fee (the "Termination Fee") of $2,300,000. The Termination Fee and the Expense Reimbursement Fee shall be payable not later than one business day after the date of termination by wire transfer. Upon payment of such fees, the Company shall have no further obligation to the Parent or the Purchaser under the Merger Agreement or otherwise; PROVIDED, FURTHER, that if the Company fails to pay promptly the foregoing amounts, and in order to obtain such payment, the Parent or the Purchaser commences a suit which results in a final nonappealable judgment against the Company for such amounts, the Company will pay to the Parent or the Purchaser (i) the costs and expenses (including attorneys' fees) incurred by the Parent or the Purchaser in connection with such suit and (ii) interest on all such amounts required to be paid at the rate announced by Citibank, N.A. as its "reference rate" in effect on the date such amounts were required to be paid.

    PURCHASER COMPLIANCE. In the Merger Agreement, the Parent agreed to cause the Purchaser to timely perform and comply with all of its obligations under or related to the Merger Agreement, including, without limitation, all obligations in or with respcet to the Offer. The stockholders of the Company are each third party beneficiaries of the foregoing provision of the Merger Agreement and may seek relief for breach of the Merger Agreement individually and in their own name.

    FEES AND EXPENSES. Except as set forth in the Merger Agreement, each party to the Merger Agreement shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of the Merger Agreement and the consummation of the Offer and the Merger.

    AMENDMENT. The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time before or after approval thereof by the stockholders of the Company, but, after such approval, no amendment shall be made which reduces the amount or changes the form of consideration to be paid in the Offer or in any way adversely affects the rights of holders of the Shares without the further approval of such holders.

STOCKHOLDER AGREEMENTS

    The following is a summary of certain provisions of the Stockholder Agreements. The following description of the Stockholder Agreements does not purport to be complete and is qualified by reference to the text of the Stockholder Agreements, copies of which have been filed with the Commission as exhibits to the Schedule 14D-1 and are incorporated herein by reference. The Stockholder Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

    In the Stockholder Agreements, each Stockholder agrees to tender and sell to Purchaser all of his Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that he will deliver to the depositary for the Offer, no later than the fifth business day following the commencement of the Offer pursuant to the Merger Agreement, a letter of transmittal together with any and all certificates representing such Shares (or such documentation as required by the terms of the Offer with respect to lost stock certificates). Notwithstanding any term of the Offer to the contrary, in the Stockholder Agreements, each Stockholder agrees not to withdraw any such Shares tendered into the Offer pursuant thereto during the term of the Stockholder Agreement. Purchaser's obligation to accept for payment a Stockholders' Shares in the Offer is subject to the terms and conditions of the Offer. Notwithstanding anything in the Stockholder Agreements to the contrary, the Stockholder Agreements provide that the foregoing shall not restrict a Stockholder from taking actions in his capacity as a director, officer or employee of the Company to the extent and in the circumstances permitted by the Merger Agreement or as required by applicable law or by his fiduciary duty as a director, officer or employee of the Company.

    In the Stockholder Agreements, each Stockholder, solely in his capacity as a stockholder and not as a director, officer or employee of the Company, agrees that, until the Termination Date (as defined below), at any meeting of the stockholders of the Company, however called at which the following matters are considered for a vote, such Stockholder will vote (or cause to be voted) his Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as specifically requested or agreed to in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale, lease or transfer of a material amount of assets of the Company or reorganization, recapitalization, dissolution or liquidation of the Company; and (iii)(A) any change in the majority of the board of directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (C) any other material change in the Company's corporate structure or business; or (D) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or the Stockholder Agreement. Each Stockholder also agreed not to enter into any agreement with or grant any proxy to any person or entity prior to the Termination Date to vote or give instructions in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence. It was agreed that the foregoing will not limit or prohibit either Stockholder from entering into any agreement simultaneously with or after termination of the Stockholder Agreement.

    Also in the Stockholder Agreements, each Stockholder agreed that he would not (directly or indirectly through advisors, agents or other intermediaries),
(a) solicit or initiate inquiries, proposals or offers from any Person (other than Parent or any of its affiliates) relating to any Takeover Proposal or (b) in connection with any of the foregoing, enter into or participate in any discussions (knowingly) or negotiations or furnish to any other Person any information with respect to the business, properties or assets of the Company or any of its subsidiaries; provided, however, that the foregoing will not restrict such Stockholder as a director, officer or employee of the Company from taking actions in any such capacity to the extent and in the circumstances permitted by the Merger Agreement or as required by applicable law or his fiduciary duties as such director, officer or employee. If a Stockholder receives any inquiry or proposal, in his capacity as a Stockholder and with respect to his Shares, then such Stockholder promptly will inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder agreed to immediately cease and cause his advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

    Prior to the Termination Date, each Stockholder agrees that he will not directly or indirectly: (a) except pursuant to the terms of the Offer and the Merger Agreement, and to Parent pursuant to the Stockholder Agreements, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other binding agreement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, or other disposition of, or exercise any discretionary powers to distribute, any or all of the Shares owned by him or any interest therein; (b) except as contemplated hereby, grant any proxies or powers of attorney with respect to any such Shares, deposit any such Shares into a voting trust or enter into a voting agreement with respect to any such Shares; or (c) take any action that would make any representation or warranty of such Stockholder contained in a Stockholder Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing its obligations under his Stockholder Agreement. Anything to the contrary in a Stockholder Agreement notwithstanding, each Stockholder may sell, dispose of and/or transfer all or any portion of his Shares for tax, securities or estate planning purposes, for charitable donation purposes or to any Section 501(c)(3) organization as long as the purchaser or transferee of such Shares agrees to be bound by the provisions of and becomes a party to the appropriate Stockholder's Stockholder Agreement.

    In the Stockholder Agreements, each Stockholder waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

    Each of the Stockholder Agreements provides that if (a) the Merger Agreement is terminated in accordance with Section 8.1(f)(ii) or Section 8.1(h) of the Merger Agreement, (b) within three months after the Merger Agreement is terminated, a contract or agreement relating to a Third Party Business Combination, as defined below, is entered into and (c) a Stockholder receives, within twelve months after the Merger Agreement is terminated, from any person (other than Parent, Purchaser or any of their affiliates) any cash or non-cash consideration in an amount per share greater than $16.00 (the "Third Party Consideration") in respect of any sale or disposition of all or any portion of his Shares in connection with and as part of a Third Party Business Combination, then such Stockholder within two (2) Business Days of receipt thereof shall pay to Parent or its designee an aggregate amount equal to fifty percent (50%) of
(A) the excess of the Third Party Consideration over $16.00 multiplied by (B) the number of Shares with respect to which such Third Party Consideration was received; provided that, (x) if the consideration received by the Stockholder shall be securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or Nasdaq National Market on the date such transaction is consummated, (y) if the consideration received by the Stockholder shall be in a form other than such listed securities, the per share value shall be determined as of the date such transaction is consummated in good faith by Parent or its designee and the Stockholder or his designee or if the Parent and its designee and the Stockholder and his designee cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties and (z) the Stockholder will pay Parent or its designee in kind and on a pro rata basis (i.e., if the Third Party Consideration includes cash, listed securities and/or other consideration, Parent or its designee will receive its pro rata portion of each such item). The term "Third Party Business Combination" means the occurrence of any of the following events: (i) the Company or any subsidiaries whose assets constitute all or substantially all of the business or assets of the Company is acquired by merger or otherwise by any person or group, other than Parent or any affiliate thereof (a "Third Party"); (ii) the sale to a Third Party of all or substantially all of the business or assets of the Company and its subsidiaries, taken as a whole; and (iii) the Company, or both Stockholders enter into a merger or other agreement with a Third Party which contemplates, in a single transaction or series of related transactions, the acquisition of all or substantially all of the Shares owned by both Stockholders.

    All obligations of the Stockholders under the Stockholder Agreements except for the obligations in the immediately preceding paragraph (which obligations will only survive for the period set forth therein), shall terminate upon the first to occur of (a) the acceptance for payment of Shares of a Stockholder in the Offer, (b) the Effective Time of the Merger and (c) the time the Merger Agreement is terminated in accordance with its terms (such earlier time being the "Termination Date").

CONFIDENTIALITY AGREEMENT

    The following is a summary of certain provisions of the Confidentiality Agreement, dated October 31, 1997, between the Company, the Parent and Harvest (the "Confidentiality Agreement"). The following description of the Confidentiality Agreement does not purport to be complete and is qualified by reference to the text of the Confidentiality Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

    Effective October 31, 1997, the Company, the Parent and Harvest entered into the Confidentiality Agreement. Pursuant to the Confidentiality Agreement, the Parent and Harvest agreed to treat in strict confidence all information furnished by the Company, and the Company agreed to treat in strict confidence all information furnished by the Parent. In addition, the Parent and Harvest agreed not to purchase any Shares or pursue an acquisition of the Company in any manner for a period of 18 months without the prior written consent of the Company. The Confidentiality Agreement specifically amends, restates and supersedes a prior confidentiality agreement between the parties dated October 9, 1997.

    12. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; OTHER MATTERS.

    PLANS FOR THE COMPANY. The Parent is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, the Parent has no current plans with respect to any such matters. It is presently expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. The Parent, however, will continue to evaluate the business and operations of the Company and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing exploitation of the Company's potential in conjunction with the Parent's businesses.

    The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Parent will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company, as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by the Parent pursuant to this sentence) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement further provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    Except as disclosed in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Company, pursuant to the Merger Agreement, has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the purchase of Shares pursuant to the Offer for the purpose of considering and voting on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. The Merger Agreement further provides that the Parent will vote, or will cause to be voted, all Shares then owned by the Parent, the Purchaser or any of the Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. Accordingly, if the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

    SHORT-FORM MERGER. Pursuant to Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that the Parent, the Purchaser and any other subsidiaries of the Parent acquire, in the aggregate, at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise, then, at the election of the Parent, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if the Parent and the Purchaser do not own, in the aggregate, at least 90% of the outstanding shares of

Common Stock following consummation of the Offer, the Parent and the Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares not acquired pursuant to the Offer may be greater or less than the per share consideration paid in the Offer. The Parent presently intends to effect a short-form merger with the Company if permitted to do so under the DGCL.

    DELAWARE STATE TAKEOVER LAW. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not be written consent, by the affirmative vote of the holders of at least
66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Under Section 203 of the DGCL, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by
Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, PROVIDED THAT, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder becomes an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

    Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The Company has represented in the Merger Agreement that the provisions of
Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, including the Merger and the purchase of Shares in the Offer.

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholder vote was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER AND RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-3 were applicable to the Merger or any other business combination between the Company and the Purchaser, such Rule would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

    13. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company will not, prior to the acceptance for payment of Shares pursuant to the Offer or, if the Company fails to comply with its obligations under Section 1.3 of the Merger Agreement (relating to the composition of the Company's Board of Directors), the time the designees of the Parent have been elected to, and will constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 of the Merger Agreement, without the prior written approval of the Parent, and except as otherwise contemplated or permitted by the Merger Agreement, directly or indirectly (i) except upon exercise of Options or other rights to purchase Shares outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of the Company's Subsidiaries beneficially owned by it,
(ii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company or (iii) other than the payment of dividends or other distributions by Subsidiaries to the Company or to other Subsidiaries (a) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, with respect to its capital stock, (b) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options outstanding on the date of the Merger Agreement or (c) redeem, purchase or otherwise acquire any of its capital stock.

    14. CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment any Shares tendered pursuant to the Offer, and, subject to the terms of the Merger Agreement, may terminate the Offer if (i) by the Expiration Date of the Offer, the Minimum Condition will not have been satisfied or (ii) at any time on or after the date of the Merger Agreement, and prior to the time for acceptance for payment for any such Shares, any of the following events will occur and remain in effect other than as a result directly or proximately from a state of facts or action or inaction which constitutes a breach of a representation, warranty or covenant of the Purchaser or the Parent:

    (a) there will be instituted or pending any suit, action or proceeding by a Governmental Entity seeking to (1) make illegal or otherwise directly restrain or prohibit the making of the Offer, the acquisition of any Shares by the Purchaser pursuant to the Offer or the consummation of the Merger, (2) restrain or prohibit the Parent's or the Purchaser's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or, following consummation of the Offer or the Merger and as a result thereof, of the Parent and its subsidiaries, taken as a whole, or to compel the Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or, following consummation of the Offer or the Merger and as a result thereof, of the Parent and its subsidiaries, taken as a whole, (3) impose material limitations on the ability of the Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares to be acquired pursuant to the Offer on all matters properly presented to the Company's stockholders, or (4) require divestiture by the Parent or any of its subsidiaries or affiliates of any Shares to be acquired pursuant to the Offer;

    (b) there shall be any statute, rule, regulation, injunction, order or decree issued, promulgated, enacted, entered or enforced that results in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

    (c) there shall have occurred (and the adverse effect of such occurrence shall be continuing for more than three business days) (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or on the Nasdaq National Stock Market (excluding any trading halt triggered solely as a result of a specified decrease in a market index), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by United States federal or state authorities on the extension of credit by banks or other financial institutions, (3) a commencement of a war directly involving the armed forces of the United States, a material commitment of the armed forces of the United States or other international or national calamity directly involving the armed forces of the United States, if, as a result of such war, commitment of armed forces or other calamity, banks generally stop lending funds for middle market acquisition transactions, but specifically other than in connection with increases in interest rates or (4) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (d) the Company shall have (1) breached in any material respect any material covenant or other agreement contained in the Merger Agreement, (2) any representation or warranty of the Company made in the Merger Agreement which is qualified as to Material Adverse Effect shall fail to be true and correct at any time prior to expiration of the Offer as if made at such time or (3) any other representation or warranty of the Company made in the Merger Agreement shall fail to be true and correct at any time prior to expiration of the Offer as if made at such time, which failure to be true and correct would have a Material Adverse Effect, in each case which breach or which failure to be true and correct cannot be or has not been cured within ten business days of the receipt of written notice thereof;

    (e) the Merger Agreement shall have been terminated in accordance with its terms;

    (f) the Board of Directors of the Company shall have withdrawn or materially modified in a manner adverse to the Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement; or

    (g) the Company shall have entered into, or shall have publicly announced its intention to enter into, a definitive written agreement or agreement in principle providing for a Takeover Proposal.

    The foregoing conditions are for the sole benefit of the Parent and the Purchaser, other than the Minimum Condition and other than the termination of the Merger Agreement in accordance with its terms, and other than the Minimum Condition and such termination, may be waived by the Purchaser, in whole or in part. The failure by the Purchaser, at any time, to exercise any of the foregoing rights shall not be deemed a waiver of any such rights; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

    15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 15, and based upon its examination of publicly available information with respect to the Company and the review of certain information provided by the Company to the Parent, neither the Purchaser nor the Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company which might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer or of any approval or other action by a domestic (federal or state) or foreign governmental, administrative or regulatory agency or authority that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser and the Parent presently contemplate that such approval or other action will be sought, except as described below under "Other State Takeover Laws."

There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's, the Purchaser's and/or the Parent's respective businesses or that certain parts of the Company's, the Purchaser's and/or the Parent's respective businesses might not have to be disposed of or held separate or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    OTHER STATE TAKEOVER LAWS. The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws and regulations. Neither the Parent nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither the Parent nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. Section 14.

    FEDERAL RESERVE BOARD MARGIN CREDIT REGULATIONS. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Under the Margin Credit Regulations, the Shares presently are margin stock and the maximum loan value thereof is generally 50% of the Shares' current market value. All financing for the Offer will be structured so as to be in full compliance with the Margin Credit Regulations.

    16. FEES AND EXPENSES. The Parent has retained Morrow & Co., Inc. ("Morrow"), as the Information Agent, and IBJ Schroder Bank & Trust Company, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Morrow will be paid a fee of $5,000 and will be reimbursed for out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Parent will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws.

    Piper Jaffray Companies Inc. ("Piper Jaffray") acted as financial advisor to the Parent in connection with the transactions contemplated by the Offer, including the Merger. In consideration for such services, Piper Jaffray will be paid a fee of $650,000.

    Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or other person for making recommendations or soliciting tenders in connection with the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender for Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender for Shares would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 promulgated under the Exchange Act, the Purchaser and the Parent have filed with the Commission the Schedule 14D-1, together with exhibits, thereby furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the offices of the Commission and the NASD in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                        Zephyros Acquisition Corporation

                                        Lund International Holdings, Inc.

November 28, 1997

                                                                      SCHEDULE 1

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          THE PARENT AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below is the name, business address and present principal occupation, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Parent. Unless otherwise indicated, the current business address of each person is 911 Lund Boulevard, Anoka, Minnesota 55303. Each such person is a citizen of the United States of America.

                                                                           PRESENT PRINCIPAL OCCUPATION
                                                                      OR EMPLOYMENT; MATERIAL POSITIONS HELD
                           NAME AND ADDRESS                                 DURING THE PAST FIVE YEARS
           ------------------------------------------------  --------------------------------------------------------

                              DIRECTORS
           ------------------------------------------------

1.         David E. Dovenberg                                Mr. Dovenberg has served as Chief Financial Officer of
           1250 Northland Plaza                              Universal Hospital Services, a provider of movable
           3800 West 80th Street                             medical equipment through Pay-Per- Use Equipment
           Bloomington, Minnesota 55431                      Management Programs, since May 1988.

2.         Ira D. Kleinman                                   Mr. Kleinman has served as General Partner of Harvest
           Harvest Partners, Inc.                            since 1991. From 1984 to 1987, Mr. Kleinman served as
           767 Third Avenue                                  Controller of Harvest and since 1987, Mr. Kleinman has
           New York, New York 10022                          served as Chief Financial Officer of Harvest.

3.         William J. McMahon                                Mr. McMahon has served as President and Chief Executive
                                                             Officer of the Parent since September 1994. From May
                                                             1991 to September 1994, Mr. McMahon served as Chief
                                                             Operating Officer for Anagram International, Inc., a
                                                             manufacturer and distributor of consumer products and
                                                             industrial packaging.

4.         Robert R. Schoeberl                               Mr. Schoeberl is a retired executive of Montgomery Ward
                                                             since 1994, where Mr. Schoeberl spent 35 years. Mr.
                                                             Schoeberl is a member of the board of Directors of the
                                                             Automotive Foundation for the Aftermarket and a member
                                                             of the Automotive Parts and Accessories Association.

5.         Dennis W. Vollmershausen                          Mr. Vollmershausen has served as Chairman of the Board
           P.O. Box 10                                       of London Machinery, Inc., an equipment manufacturing
           160 Maitland Road                                 company, since 1990. In addition, Mr. Vollmershausen has
           Goderich, Ontario                                 served as Executive Vice President of Champion Road
           N7A3Y6                                            Machinery, Ltd., a construction company ("Champion"),
                                                             from August 1996 to June 1997, and as President and
                                                             Chief Executive Officer of Champion since June 1997.

                                                                           PRESENT PRINCIPAL OCCUPATION
                                                                      OR EMPLOYMENT; MATERIAL POSITIONS HELD
                           NAME AND ADDRESS                                 DURING THE PAST FIVE YEARS
           ------------------------------------------------  --------------------------------------------------------
6.         Harvey J. Wertheim                                Mr. Wertheim has served as Managing General Partner of
           Harvest Partners, Inc.                            Harvest since 1981.
           767 Third Avenue
           New York, New York 10022

7.         Lawrence C. Day                                   Mr. Day has served as President and Chief Executive
           Monro Muffler Brake, Inc.                         Officer of Monro Muffler Brake, Inc., a retail auto
           200 Holleder Park                                 service company with approximately 320 retail stores
           Rochester, New York 14615                         located throughout the eastern United States ("Monro"),
                                                             since April 1995. Mr. Day previously served as Executive
                                                             Vice President and Chief Operative Officer of Monro from
                                                             July 1993 through March 1995. From December 1991 through
                                                             June 1993, Mr. Day served as Vice President of the
                                                             Montgomery Ward Auto Express division of Montgomery
                                                             Ward.

                          EXECUTIVE OFFICERS
           ------------------------------------------------

1.         William J. McMahon                                President and Chief Executive Officer. For further
                                                             information, see above.

2.         Jay M. Allsup                                     Mr. Allsup has served as Director of Finance and Chief
                                                             Financial Officer of the Parent since October 1993 and
                                                             June 1994, respectively. From April 1989 to October
                                                             1993, Mr. Allsup served as Chief Financial Officer of
                                                             Standun, Inc., a manufacturing holding company.

3.         Bradley W. Andress                                Mr. Andress has served as Vice President of Marketing of
                                                             the Parent since October 1995. From August 1985 to
                                                             October 1995, Mr. Andress held various positions,
                                                             including Vice President of Marketing and Vice President
                                                             of Sales, at Plastics Inc. and Anchor-Hocking Plastics,
                                                             which are divisions of the Newell Companies.

4.         Kathy R. Smith                                    Ms. Smith has served as Executive Assistant to the Chief
                                                             Executive Officer of the Parent since April 1990. Ms.
                                                             Smith has also served as Corporate Secretary and
                                                             Investor Relations Officer of the Parent since February
                                                             1994.

5.         William H. Toms                                   Mr. Toms has served as Vice President of Operations of
                                                             the Parent since April 1995. From 1983 to April 1995,
                                                             Mr. Toms served as Vice President of Operations of
                                                             Anchor-Hocking Plastics, a manufacturer of household
                                                             storage containers and microwave cookware accessories,
                                                             and a division of the Newell Companies.

                                                                           PRESENT PRINCIPAL OCCUPATION
                                                                      OR EMPLOYMENT; MATERIAL POSITIONS HELD
                           NAME AND ADDRESS                                 DURING THE PAST FIVE YEARS
           ------------------------------------------------  --------------------------------------------------------
6.         Stephen S. Treichel                               Mr. Treichel has served as Vice President of Strategic
                                                             and Human Information Systems of the Parent since
                                                             October 1995. From 1993 to October 1995, Mr. Treichel
                                                             served as President of Process Management International,
                                                             a management consulting firm. From 1990 to 1993, Mr.
                                                             Treichel served as a senior manager of strategic
                                                             services at McGladrey & Pullen, certified public
                                                             accountants and consultants.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years, of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 911 Lund Boulevard, Anoka, Minnesota 55303. Each such person is a citizen of the United States of America.

                                                                           PRESENT PRINCIPAL OCCUPATION
                                                                      OR EMPLOYMENT; MATERIAL POSITIONS HELD
                           NAME AND ADDRESS                                 DURING THE PAST FIVE YEARS
           ------------------------------------------------  --------------------------------------------------------
1.         Ira D. Kleinman                                   See Part 1 of this Schedule I.

2.         William J. McMahon                                See Part 1 of this Schedule I.

3.         Jay M. Allsup                                     See Part 1 of this Schedule I.

    Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and Share Certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                              IBJ SCHRODER BANK &
                                 TRUST COMPANY

          BY MAIL:                FACSIMILE TRANSMISSIONS     BY HAND OR OVERNIGHT COURIER:
         P.O. BOX 84            (FOR ELIGIBLE INSTITUTIONS           1 STATE STREET
    BOWLING GREEN STATION                  ONLY)                NEW YORK, NEW YORK 10004
NEW YORK, NEW YORK 10274-0084         (212) 858-2611           ATTN.: REORGANIZATION DEPT.
 ATTN.: REORGANIZATION DEPT.   CONFIRM RECEIPT OF FACSIMILE       SECURITIES PROCESSING
                                       BY TELEPHONE:                   WINDOW SC-1
                                      (212) 858-2103

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061
                     Banks and Brokerage Firms please call:
                                 (800) 662-5200